Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-223425, 333-226514, 333-228483, 333-231631, 333-234340, 333-233399, and 333-239285) and on Forms S-8 (Nos. 333-219203, 333-223428, 333-226440, 333-231884, and 333-248926) of RumbleOn, Inc. of our report dated April 6, 2021, relating to the combined financial statements of RideNow Group and Affiliates as of and for the years ended December 31, 2020 and 2019, and our report dated February 12, 2021, relating to the combined financial statements of RideNow Group and Affiliates as of and for the years ended December 31, 2019 and 2018.

/s/ Dixon Hughes Goodman LLP
Atlanta, GA
April 8, 2021